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                     May 17, 2022

       Chamath Palihapitiya
       Chief Executive Officer
       Social Capital Suvretta Holdings Corp. III
       2850 W. Horizon Ridge Parkway
       Suite 200
       Henderson, NV 89052

                                                        Re: Social Capital
Suvretta Holdings Corp. III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 14,
2022
                                                            File No. 001-40560

       Dear Mr. Palihapitiya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Raaj S. Narayan, Esq.